Exhibit 99

NEWS

Ford Mid-Decade Outlook Calls for Global Sales Growth, Stronger Margins, Expansion in Asia

●	Ford expects its worldwide sales to increase by approximately 50 percent by mid-decade to about 8 million vehicles a year

●	By 2014, more than 140 percent of Ford’s global product portfolio will be new or significantly refreshed compared with 2009

●	Small vehicles will represent about 55 percent of Ford’s total vehicle sales by 2020, with nearly one-third of sales in 2020 coming from Asia Pacific Africa due to significant growth

●
Ford expects global Automotive operating margins to increase to 8 to 9 percent from 6.1 percent in 2010. North America operating margin at mid-decade is expected to be in the 8 percent to 10 percent range

●	Ford expects to achieve investment grade in the near-term and resume paying dividends as appropriate thereafter

●	In the second quarter of 2011, Ford will pay down an additional $2.3 billion of the term loans under its secured credit facility, and Ford repaid the remaining $800 million drawn amount under its revolving credit line

NEW YORK, June 7, 2011 – Ford Motor Company [NYSE:F] today said it expects its worldwide sales to increase by approximately 50 percent by mid-decade to about 8 million vehicles a year – with improved operating margins  – as the company continues its One Ford plan to accelerate product introductions and expand quickly in growth markets.

In a presentation today to financial analysts led by Ford President and CEO Alan Mulally, the company said it is well positioned to grow profitably. Ford expects industry-wide vehicle sales to rise substantially by mid-decade, with much of Ford’s growth opportunity driven by accelerated expansion in the developing markets, recovery in mature markets, and sales of smaller and more fuel-efficient vehicles.

“Ford is a growing company operating in a growing global automotive market,” Mulally said. “Through our One Ford plan, we are increasing our product investments to meet this growing demand with a full family of best-in-class products.”

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By mid-decade, Ford said it expects:

●	Its vehicle sales will increase approximately 50 percent to about 8 million – from 5.3 million in 2010
●	Global Automotive operating margins will increase to 8 to 9 percent from 6.1 percent in 2010, with North America operating margin at mid-decade in the 8 percent to 10 percent range*
●	Capital spending will average about $6 billion annually through mid-decade, an increase from $3.9 billion in capital spending in 2010
●	Total Automotive debt will be reduced to about $10 billion, down from $16.6 billion at March 31, 2011 and from $33.6 billion at the end of 2009
●	The company will return to investment grade in the near-term, and resume paying dividends at an appropriate level of after-tax earnings
●
Ford Credit to increase managed receivables to the $110 to $120 billion range by mid-decade, compared with $83 billion at year-end 2010; Ford Credit also expects to achieve an after-tax return on equity in the low double-digit range

These milestones will be achieved, the company said, by continuing to make progress on its One Ford plan:

●	Aggressively restructuring to operate profitably at the current demand and changing model mix
●	Accelerating the development of new products that customers want and value
●	Financing the plan and improving the balance sheet
●	Working together effectively as one team, leveraging Ford’s global assets

For complete copies of Ford’s June 7 presentation, please visit: www.shareholder.ford.com

Ford’s mid-decade outlook is driven by the company’s confidence in its product plan and ability to expand into new markets and appeal to a broadening customer base. By 2020, Ford expects about 32 percent of vehicle sales to come from the Asia Pacific Africa region, more than doubling the current percentage of global sales volume Ford achieves in the region.

Globally, small vehicles will increase from representing 48 percent of Ford’s sales to about 55 percent of the company’s global sales by 2020.

The company also said that by 2014 more than 140 percent of the global product portfolio will be new or significantly refreshed compared with 2009. This will include a continued focus on global vehicles, including one midsize vehicle, one full-size commercial van and one global compact pickup – in addition to the global small vehicles already being sold today. Ford said it has proven it can win with this strategy, having recently introduced the successful global Fiesta, Focus and Transit Connect.

By mid-decade, Ford expects that about 6 million of its global vehicle sales – or about 75 percent of its total volume – will come from vehicles built on five vehicle architectures: B, C, C/D, full-size commercial van and compact pickup platforms.

At the same time, Ford said it will pursue profitable growth opportunities in emerging markets by creating lower-priced versions of global vehicles that offer a $1,000 to $2,000 cost reduction depending on vehicle size and systems. By increasing the localization of global vehicles in certain circumstances, Ford said it will better meet customer needs and win new buyers for its products. In all cases, Ford vehicles will deliver the top standards for quality, fuel efficiency, safety, smart design and value that customers expect.

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While Ford’s continued product expansion is expected to drive volume and revenue growth, the company also expects its pricing power to continue to be positive as it enhances the overall brand value.

A key factor driving Ford’s mid-decade outlook is the expectation for growth of industry volumes. Ford expects industry volumes to grow to the 95 million to 100 million range by mid-decade, compared to 74 million in 2010. Ford expects fuel prices and commodity costs generally will continue to increase as world economies continue to recover.

Ford also announced that it will pay down in the second quarter of 2011 an additional $2.3 billion of the term loans under its secured credit agreement, and that it repaid the remaining $800 million drawn amount of its revolving credit line. Ford ended the first quarter with $16.6 billion of Automotive debt. Going forward, Ford plans to reach an Automotive debt level of $10 billion, while moving from a secured funding base to unsecured funding.

Ford said it expects to achieve investment grade in the near-term, and to resume paying dividends at an appropriate level of after-tax earnings.

“We will continue to focus on maintaining healthy, growing operating margins and creating long-term value,” said Lewis Booth, Ford executive vice president and chief financial officer. “Maintaining adequate cash to support and grow the business and reducing our debt are essential steps we are taking to achieve and solidify a world-class balance sheet.”

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*	Automotive operating margin defined as Automotive pre-tax operating profit, excluding special items and Other Automotive (primarily net interest), divided by Automotive revenue

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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Contact(s):	Media:	Equity Investment	Fixed Income	Shareholder
	John Stoll	Community:	Investment Community:	Inquiries:
	1.313.594.1106	Larry Heck	Shawn Ryan	1.800.555.5259 or
	jstoll1@ford.com	1.313.594.0613	1.313.621.0881	1.313.845.8540
		fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

●	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geo-political events, or other factors;
●	Decline in market share or failure to achieve growth;
●	Lower-than-anticipated market acceptance of new or existing products;
●
An increase in or acceleration of market shift beyond our current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;

●	An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;
●	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
●	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
●	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
●
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production constraints or disruptions;

●	Single-source supply of components or materials;
●	Labor or other constraints on our ability to maintain competitive cost structure;
●	Work stoppages at Ford or supplier facilities or other interruptions of production;
●	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
●	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
●	Restriction on use of tax attributes from tax law "ownership change;"
●	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, reputational damage, or increased warranty costs;
●	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
●	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our products, perceived environmental impacts, or otherwise;
●
A change in our requirements for parts where we have long-term supply arrangements committing us to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts);

●	Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments;
●	Adverse effects on our operations resulting from certain geo-political or other events;
●	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;
●	Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations;
●	Failure of financial institutions to fulfill commitments under committed credit facilities;
●	A prolonged disruption of the debt and securitization markets;
●
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

●	Higher-than-expected credit losses;
●	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
●	Collection and servicing problems related to finance receivables and net investment in operating leases;
●	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
●	Imposition of additional costs or restrictions due to the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Act") and its implementing rules and regulations;
●	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
●	Inability of Ford Credit to obtain competitive funding.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see "Item 1A . Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010.

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1